EXHIBIT 99.1

Gryphon Gold Receives Permit
For Borealis Gold Deposit, Nevada

February 1, 2006 – Denver, CO / Vancouver, BC — Gryphon Gold Corp. (GGN-TSX) (the “Company”) announced today that the Water Pollution Control (WPC) permit has been issued for the Borealis Gold Project by the State of Nevada, Division of Environmental Protection. The permit authorizes the Company “to construct, operate, and close the Borealis Mine”.

President Allen Gordon said “The WPC permit is a key component of the group of permits required for redevelopment, construction, and operation of the Borealis Mine.  Technical work supporting the acquisition of other key environmental permits and approvals required by State and Federal regulatory authorities continues.”

Project Update:

Gryphon Gold is advancing the permitting and preparing a feasibility study on the redevelopment of the Borealis Mine, last operated in 1991. As a part of the feasibility work, the Company is progressing with engineering and field work, including extensive drill testing, to further define available gold mineralization.

Good progress is being made on the compilation of the results of the last 8 months of definition drilling. A new resource model is expected to be completed and reported in the first quarter. Near-surface oxide definition drilling continues (2006 budget C$ 1.2 million) and the broader-scale district exploration program (budgeted at C$1.7 million) targeting known gold mineralization on the balance of the 23 square mile property is underway.

Gryphon Gold is a Nevada corporation in the business of acquiring, developing and mining gold properties in the United States. Gryphon Gold’s principal asset is the National Instrument 43-101 accredited 2.0 million ounce Borealis resource located in the Walker Lane gold belt in Western Nevada, which the company is advancing towards production.

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our feasibility study and our exploration program. Such forward-looking statement reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

The Toronto Stock Exchange has not reviewed nor is responsible for the information contained in this release.

Head Office: Suite 360-390 Union Blvd. - Lakewood, CO - 80228 - USA
Vancouver Office: 810-1130 W. Pender St. - Vancouver, BC - Canada - V6E A4A Toll Free: 1.866.261.2229